Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS FEBRUARY TRAFFIC

DALLAS, TEXAS – March 5, 2010 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 5.0 billion revenue passenger miles (RPMs) in February 2010, a 2.3 percent decrease from the 5.1 billion RPMs flown in February 2009.  Available seat miles (ASMs) decreased 8.7 percent to 6.8 billion from the February 2009 level of 7.4 billion.  The load factor for the month was 73.9 percent, compared to 69.1 percent for the same period last year.  Weather-related flight cancellations during the month reduced the Company’s passenger revenues by an estimated $15 million.  For February 2010, passenger revenue per ASM is estimated to have increased in the 16 to 17 percent range as compared to February 2009.
For the first two months of 2010, Southwest flew 10.5 billion RPMs, compared to 10.2 billion RPMs for the same period in 2009, an increase of 2.4 percent.  Available seat miles decreased 7.6 percent to 14.4 billion from the 2009 level of 15.6 billion.  The year-to-date load factor was 72.9 percent, compared to 65.8 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	FEBRUARY

	2010	2009	CHANGE

Revenue passengers carried	5,922,120	6,096,997	(2.9)%

Enplaned passengers	6,963,295	7,068,038	(1.5)%

Revenue passenger miles (000)	4,986,254	5,104,418	(2.3)%

Available seat miles (000)	6,751,455	7,391,395	(8.7)%

Load factor	73.9%	69.1%	4.8 pts.

Average length of haul	842	837	0.6%

Trips flown	78,718	86,009	(8.5)%

	YEAR-TO-DATE

	2010	2009	CHANGE

Revenue passengers carried	12,288,426	12,085,113	1.7%

Enplaned passengers	14,539,308	14,061,604	3.4%

Revenue passenger miles (000)	10,485,341	10,239,797	2.4%

Available seat miles (000)	14,374,030	15,563,934	(7.6)%

Load factor	72.9%	65.8%	7.1 pts.

Average length of haul	853	847	0.7%

Trips flown	167,124	180,615	(7.5)%

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